Exhibit 99.1

TimkenSteel Announces First-Quarter 2020 Results

•	Strong operating cash flow of $63.8 million drove improvement in total available liquidity to $290 million as of March 31, 2020
•	Company achieved first-quarter 2020 shipment, net income (loss) and EBITDA guidance
•	Additional cost reduction actions taken in response to rapidly changing business environment
•	Company remains operational as an essential business

CANTON, Ohio: May 7, 2020 - TimkenSteel (NYSE: TMST), a leader in customized alloy steel products and services, today reported 2020 first-quarter net sales of $259.7 million and a net loss of $19.9 million. In the same quarter last year, net sales were $371 million with net income of $3.5 million. Excluding certain items, the adjusted net loss(1) was $11.3 million in the first quarter of 2020. Adjusted EBITDA(1) for the first quarter of 2020 was $9 million compared with EBITDA(1) of $25.6 million in the same quarter last year. First-quarter 2020 financial results represented a significant sequential improvement from the fourth quarter of 2019, which included net sales of $226.9 million, a net loss of $84.6 million and an adjusted EBITDA loss(1) of $8.7 million.

“Our most important priority is always the health and well-being of our employees. That has never been more important than during the ongoing COVID-19 crisis. I am proud that we achieved the safest quarter in the company’s history while implementing significant COVID-19-related changes in our operations. At the same time, we remain highly focused on improving the company’s financial results, significantly reducing costs and aggressively managing working capital. Our customers also are navigating an unprecedented environment and we’re staying very close to them to listen to their needs and serve them effectively,” said Terry L. Dunlap, interim chief executive officer and president. “During the first quarter, we generated record-high operating cash flow and achieved our earnings guidance. In the coming months, we intend to safely maintain flexible production schedules to meet what is expected to be lower customer demand while continuing to further reduce costs and prudently conserve cash to maximize our available liquidity.”

FIRST QUARTER OF 2020 FINANCIAL SUMMARY

•

Net sales of $259.7 million decreased $111.3 million or approximately 30 percent compared with the prior-year first quarter. Lower shipment volume, surcharge revenue and base sales per ton all were contributing factors to the decline in net sales. In comparison to the fourth quarter of 2019, net sales increased 14 percent.

•

Ship tons of 213,400 declined 18 percent from the prior-year first quarter as a result of lower demand across all end markets with the exception of OCTG billets. In comparison to the fourth quarter of 2019, ship tons increased 19 percent.

•

Surcharge revenue decreased $43.8 million or 49 percent from the prior-year period driven by lower shipment volume coupled with a 38 percent decline in the average surcharge per ton due to lower market prices for scrap and alloys.

•	Manufacturing cost absorption was negatively impacted by low plant utilization compared with the prior-year first quarter, partially offset by aggressive cost control actions.
•

SG&A expense of $23.4 million was relatively consistent with the prior-year first quarter and reflects a non-cash increase in bad debt expense and variable compensation, substantially offset by lower wages and benefits as a result of the company’s restructuring actions.

(1)	Please see discussion of non-GAAP financial measures in this news release.

NEWS RELEASE - Page 1

Exhibit 99.1

COVID-19 UPDATE

TimkenSteel has been designated as an "essential business" by both the Department of Homeland Security and Ohio Governor Mike DeWine and, as such, the company has continued to operate to serve customers and critical end markets. To ensure a safe working environment, the company’s cross-functional COVID-19 response team closely follows health and safety guidelines set forth by the Centers for Disease Control and Prevention, U.S. Department of Labor and Ohio Department of Health. Many employees are working remotely and those who cannot are practicing good hygiene and physical distancing and are adhering to enhanced safety precautions such as additional cleaning procedures, health screenings and daily audits of new procedures.

COST REDUCTION ACTIONS

In response to the significant reduction in customer demand resulting from the COVID-19 crisis, the company has taken additional actions to further reduce operating expenses, conserve cash and maximize liquidity, such as:

•	Reduced interim CEO and senior executives’ base salaries by 20 percent and other executives’ base salaries by 10 percent, effective May 1;
•	Reduced cash retainer for its board of directors by 20 percent beginning with the second-quarter 2020, and reduced the value of the board’s annual equity grant by 20 percent;
•	Suspended company’s 401(k) plan matching contributions for salaried employees, effective June 1;
•	Implemented unpaid rolling furloughs for approximately 80 percent of salaried employees, beginning in early April;
•	Aggressively reduced production schedules at all plants to align operations with customer demand, resulting in the temporary layoff of manufacturing employees;
•	Reduced planned 2020 capital expenditures to a maximum of $25 million, a $5 million reduction from previously stated guidance; and
•	Deferred Social Security payroll tax remittance as permitted by the CARES Act.

CASH AND LIQUIDITY

Operating cash flow was $63.8 million for the first quarter of 2020, benefiting from actions to more effectively manage working capital coupled with results of cost reduction initiatives begun in the prior year. Additionally, the company realized $7.8 million of cash proceeds in the quarter from the sale of assets associated with previously announced business divestitures. Significant cash generation in the quarter enabled the company to pay down $30 million of debt and maintain a higher-than-historical level of cash at quarter-end of $65.6 million. As of March 31, 2020, the company had $290 million of available liquidity (available borrowing capacity plus cash and cash equivalents), its highest level of available liquidity in more than five years.

OUTLOOK

As noted, the company will continue to focus on employee safety, serving customers, conserving cash and aligning costs and production with sharply lower COVID-19-driven demand. The company remains committed to delivering approximately $70 million of run rate savings from its previous cost reduction actions. Additionally, the company executed recent actions as noted above and will continue to evaluate other actions to further improve its cost structure and position the company well when its markets recover.

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Exhibit 99.1

The extent and duration of the COVID-19 pandemic and resulting effect on the company’s operations and financial results remain uncertain. Given the evolving impact of COVID-19 on the overall economy, the company will not provide quarterly guidance at this time.

TIMKENSTEEL EARNINGS CALL INFORMATION

The company will host a conference call at 9 a.m. ET on Friday, May 8, to discuss its financial performance with investors and securities analysts. The financial results will be available online at investors.timkensteel.com.

Conference call	Friday, May 8, 2020 9 a.m. ET Toll-free dial-in: 833-238-7951 International dial-in: 647-689-4199 Conference ID: 6597933
Conference call replay	Replay dial-in available through May 15, 2020 800-585-8367 or 416-621-4642 Replay passcode: 6597933

About TimkenSteel Corporation

TimkenSteel (NYSE: TMST) manufactures high-performance carbon and alloy steel products in Canton, OH serving demanding applications in automotive, energy and a variety of industrial end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and precision components. In the business of making high-quality steel primarily from recycled materials for more than 100 years, TimkenSteel’s proven expertise contributes to the performance of our customers’ products. The company employs approximately 2,200 people and had sales of $1.2 billion in 2019. For more information, please visit us at www.timkensteel.com.

-###-

Investor contact:

Jennifer Beeman

P 330.471.7760

news@timkensteel.com

ir@timkensteel.com

NEWS RELEASE - Page 3

Exhibit 99.1

NON-GAAP FINANCIAL MEASURES

TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBIT, adjusted EBIT, EBITDA, adjusted EBITDA, and free cash flow. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results.  See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking” statements within the meaning of the federal securities laws. You can generally identify the company’s forward-looking statements by words such as "will," “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the potential impact of the COVID-19 pandemic on the company’s operations, financial results, and liquidity; whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company’s products are sold or distributed; changes in operating costs, including the effect of changes in the company’s manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company’s ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company’s operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility), the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings, and the company’s ability to maintain appropriate relations with unions that represent its associates in certain locations in order

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Exhibit 99.1

to avoid disruptions of business; unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, and environmental issues and taxes, among other matters; the availability of financing and interest rates, which affect the company’s cost of funds and/or ability to raise capital, the company’s pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company’s products or equipment that contain its products; the amount of any dividend declared by the company’s Board of Directors on the company’s common shares; and the overall impact of mark-to-market accounting. Additional risks relating to the company’s business, the industries in which the company operates, or the company’s common shares may be described from time to time in the company’s filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company’s control.  Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions, except per share data) (Unaudited)	2020	2019
Net sales	$259.7	$371.0
Cost of products sold	251.9	342.6
Gross Profit	7.8	28.4
Selling, general & administrative expenses (SG&A)	23.4	23.3
Restructuring charges	0.6	—
Impairment charges and loss (gain) on sale or disposal of assets	(2.3)	—
Other expense (income), net	2.7	(2.7)
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(16.6)	7.8
Interest expense	3.2	4.2
Income (Loss) Before Income Taxes	(19.8)	3.6
Provision (benefit) for income taxes	0.1	0.1
Net Income (Loss)	$(19.9)	$3.5

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$(0.44)	$0.08
Diluted earnings (loss) per share (2)	$(0.44)	$0.08

Weighted average shares outstanding - basic	44.9	44.7
Weighted average shares outstanding - diluted	44.9	45.2

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents for shares issuable for equity-based awards and common share equivalents for shares issuable upon the conversion of outstanding convertible notes, were excluded from the computation of diluted earnings (loss) per share for the three months ended March 31, 2020 because the effect of their inclusion would have been anti-dilutive.

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CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$65.6	$27.1
Accounts receivable, net of allowances	94.9	77.5
Inventories, net	240.5	281.9
Deferred charges and prepaid expenses	3.6	3.3
Assets held for sale	2.2	4.1
Other current assets	5.3	7.8
Total Current Assets	412.1	401.7

Property, plant and equipment, net	608.7	626.4
Operating lease right-of-use assets	16.3	14.3
Pension assets	17.2	25.2
Intangible assets, net	12.4	14.3
Other non-current assets	3.3	3.3
Total Assets	$1,070.0	$1,085.2

LIABILITIES
Accounts payable	$96.0	$69.3
Salaries, wages and benefits	21.3	13.9
Accrued pension and postretirement costs	3.0	3.0
Current operating lease liabilities	6.6	6.2
Other current liabilities	16.5	19.9
Total Current Liabilities	143.4	112.3

Convertible notes, net	79.8	78.6
Credit agreement	60.0	90.0
Non-current operating lease liabilities	9.7	8.2
Accrued pension and postretirement costs	222.3	222.1
Deferred income taxes	0.9	0.9
Other non-current liabilities	11.8	10.0
Total Liabilities	527.9	522.1
SHAREHOLDERS' EQUITY
Additional paid-in capital	841.1	844.8
Retained deficit	(321.4)	(301.5)
Treasury shares	(19.4)	(24.9)
Accumulated other comprehensive income (loss)	41.8	44.7
Total Shareholders' Equity	542.1	563.1
Total Liabilities and Shareholders' Equity	$1,070.0	$1,085.2

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CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2020	2019
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$(19.9)	$3.5
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	18.6	17.8
Amortization of deferred financing fees and debt discount	1.3	1.3
Loss (gain) on sale or disposal of assets	(2.3)	—
Deferred income taxes	0.2	(0.2)
Stock-based compensation expense	2.0	2.2
Pension and postretirement expense (benefit), net	8.1	1.8
Pension and postretirement contributions and payments	(2.5)	(2.4)
Changes in operating assets and liabilities:
Accounts receivable, net	(16.3)	12.1
Inventories, net	41.2	(26.8)
Accounts payable	26.7	(30.7)
Other accrued expenses	5.7	(11.4)
Deferred charges and prepaid expenses	(0.3)	0.1
Other, net	1.3	(0.9)
Net Cash Provided (Used) by Operating Activities	63.8	(33.6)
Investing Activities
Capital expenditures	(2.9)	(4.4)
Proceeds from disposals of property, plant and equipment	7.8	—
Net Cash Provided (Used) by Investing Activities	4.9	(4.4)
Financing Activities
Proceeds from exercise of stock options	—	0.2
Shares surrendered for employee taxes on stock compensation	(0.2)	(1.0)
Repayments on credit agreements	(30.0)	(5.0)
Borrowings on credit agreements	—	30.0
Net Cash Provided (Used) by Financing Activities	(30.2)	24.2
Increase (Decrease) in Cash and Cash Equivalents	38.5	(13.8)
Cash and cash equivalents at beginning of period	27.1	21.6
Cash and Cash Equivalents at End of Period	$65.6	$7.8

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Reconciliation of Free Cash Flow(1) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the Company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2020	2019
Net Cash Provided (Used) by Operating Activities	$63.8	$(33.6)
Less: Capital expenditures	(2.9)	(4.4)
Free Cash Flow	$60.9	$(38.0)

(1) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

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Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(1) to GAAP diluted earnings (loss) per share for the three months ended March 31, 2020

Adjusted net income (loss), adjusted diluted earnings (loss) per share and other adjusted items referred to below are financial measures not required by, or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. We believe this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of our financial performance.

Three months ended March 31, 2020
(Dollars in millions) (Unaudited)	Net income (loss)	Cost of products sold	Restructuring charges	Loss (gain) on sale or disposal of assets	Other expense (income), Net	Diluted earnings (loss) per share(1)
As reported	$(19.9)	$251.9	$0.6	$(2.3)	$2.7	$(0.44)
Adjustments:(2)
Loss on sale of scrap processing facility	0.2	—	—	0.2	—	0.00
Gain on sale of TMS assets	(3.2)	—	—	3.2	—	(0.07)
Restructuring charges	0.6	—	(0.6)	—	—	0.01
Accelerated depreciation and amortization	1.6	1.6	—	—	—	0.04
Loss from remeasurement of benefit plans	9.5	—	—	—	(9.5)	0.21
Faircrest plant asset disposal, net of recovery	(0.1)	—	—	(0.2)	0.3	(0.00)
As adjusted	$(11.3)	$253.5	$—	$0.9	$(6.5)	$(0.25)

(1) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and Common share equivalents for shares issuable for equity-based awards for the three months ended March 31, 2020, were excluded from the computation of adjusted diluted earnings (loss) per share because the effect of their inclusion would have been anti-dilutive.

(2) Adjusted net income (loss) is defined as net income (loss) excluding for the three months ended March 31, 2020, the loss from remeasurement of benefit plans, restructuring charges, gain and loss on sale or disposal of assets and accelerated depreciation and amortization.

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Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
(Dollars in millions) (Unaudited)	2020	2019	2019
Net income (loss)	$(19.9)	$3.5	$(84.6)

Provision (benefit) for income taxes	0.1	0.1	(7.8)
Interest expense	3.2	4.2	3.7
Earnings Before Interest and Taxes (EBIT) (1)	$(16.6)	$7.8	$(88.7)
EBIT Margin (1)	(6.4%)	2.1%	(39.1%)

Depreciation and amortization	18.6	17.8	20.3
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$2.0	$25.6	$(68.4)
EBITDA Margin (2)	0.8%	6.9%	(30.1%)
Executive severance and transition costs	—	—	(5.6)
Impairment charges	—	—	(7.3)
Restructuring charges	(0.6)	—	(5.3)
Loss from remeasurement of benefit plans	(9.5)	—	(36.2)
Facility phase down: Inventory write-down	—	—	(4.8)
Accelerated depreciation and amortization (EBIT only)	(1.6)	—	(2.8)
Business transformation costs	—	—	(0.5)
Gain on sale of TMS assets	3.2	—	—
Loss on sale of scrap processing facility	(0.2)	—	—
Faircrest plant asset disposal, net of recovery	0.1	—	—
Adjusted EBIT (3)	$(8.0)	$7.8	$(26.2)
Adjusted EBIT Margin (3)	(3.1%)	2.1%	(11.5)%
Adjusted EBITDA (4)	$9.0	$25.6	$(8.7)
Adjusted EBITDA Margin (4)	(3.8%)	9.1%	(3.8%)

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(3) Adjusted EBIT is defined as EBIT excluding, as applicable, executive severance and transition costs, impairment charges, restructuring charges, the loss from remeasurement of benefit plans, facility phase down: inventory write-

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down, accelerated depreciation and amortization, business transformation costs, the gain on sale of TMS assets, loss on disposal of our scrap processing facility, and the disposal of certain Faircrest plant assets, net of recovery. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4) Adjusted EBITDA is defined as EBITDA excluding, as applicable, executive severance and transition costs, impairment charges, restructuring charges, the loss from remeasurement of benefit plans, facility phase down: inventory write-down, business transformation costs, the gain on sale of TMS assets, loss on disposal of our scrap processing facility, and the disposal of certain Faircrest plant assets, net of recovery. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

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Reconciliation of Total Liquidity(1) to GAAP Cash and Cash Equivalents and Credit Facility Amount Borrowed:

This reconciliation is provided as additional relevant information about the Company's financial position. Total liquidity is an important financial measure used in the management of the business. Management believes that total liquidity is useful to investors because it is a meaningful indicator of overall ability to operate and execute its business strategy.

(Dollars in millions) (Unaudited)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$65.6	$27.1

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(111.9)	(103.0)
Availability	288.1	297.0
Credit facility amount borrowed	(60.0)	(90.0)
Letter of credit obligations	(3.7)	(3.8)
Availability not borrowed	224.4	203.2

Total liquidity	$290.0	$230.3

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of March 31, 2020 and December 31, 2019, TimkenSteel had less than $400 million in collateral assets to borrow against.

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ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2019 1Q vs. 2020 1Q	2019 4Q vs. 2020 1Q
Beginning Adjusted EBITDA(1)	$26	$(9)
Volume	(10)	6
Price/Mix	(7)	(4)
Raw Material Spread	(1)	11
Manufacturing	(1)	8
SG&A	—	(3)
Other	2	—
Ending Adjusted EBITDA(1)	$9	$9

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT), Adjusted EBIT, Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).

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The tables below present net sales by end-market sector, adjusted to exclude raw material surcharges, which represents a financial measure that has not been determined in accordance with U.S. GAAP. We believe presenting net sales by end-market sector, adjusted to exclude raw material surcharges, provides additional insight into key drivers of net sales such as base price and product mix.

Quarterly End Market Sector Sales Data

(Dollars in millions, tons in thousands)
	Three Months Ended March 31, 2020
	Mobile	Industrial	Energy	Other	Total
Tons	88.8	81.2	18.4	25.0	213.4

Net Sales	$97.7	$113.3	$25.2	$23.5	$259.7
Less: Surcharges	16.6	18.8	4.2	6.3	45.9
Base Sales	$81.1	$94.5	$21.0	$17.2	$213.8

Net Sales / Ton	$1,100	$1,395	$1,370	$940	$1,217
Base Sales / Ton	$913	$1,164	$1,141	$688	$1,002

	Three Months Ended March 31, 2019
	Mobile	Industrial	Energy	Other	Total
Tons	112.8	102.5	31.4	14.2	260.9

Net Sales	$144.2	$147.0	$60.8	$19.0	$371.0
Less: Surcharges	37.5	35.1	12.5	4.6	89.7
Base Sales	$106.7	$111.9	$48.3	$14.4	$281.3

Net Sales / Ton	$1,278	$1,434	$1,936	$1,338	$1,422
Base Sales / Ton	$946	$1,092	$1,538	$1,014	$1,078

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